EXHIBIT 10.1
THIRD AMENDMENT TO THE
LEAR CORPORATION
PENSION EQUALIZATION PROGRAM
(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1997)
THIS AMENDMENT to the Lear Corporation Pension Equalization Program (the “Plan”) is made by the undersigned pursuant to the authority delegated by the Compensation Committee of the Board of Directors of Lear Corporation, effective as of December 18, 2007 (the “Effective Date”).
WITNESSETH THAT:
1.	Notwithstanding anything in the Plan to the contrary, the Plan shall be terminated as of the Effective Date and all benefits accrued thereunder shall be distributed according to the terms of Section 27.
2.	A new Section 27, entitled “TERMINATION OF THE PLAN” shall be added to the Plan, to read in its entirety as follows:
“(a)	Notwithstanding anything in the Plan to the contrary, the Plan has been terminated pursuant to Section 21 effective as of December 18, 2007 (the ‘Wind Down Date’). All benefits accrued under the Plan as of that date shall be paid according to the terms of this Section 27.

(b)	IN PAYMENT STATUS PRIOR TO THE WIND DOWN DATE. Any individual who is currently receiving payments of Plan benefits as of the Wind Down Date will be paid the remaining Plan benefits in accordance with this subsection (b).
(i)	Benefits that have not previously been paid will be paid in five equal annual installments, beginning on January 1, 2008, or as soon as administratively practicable thereafter.

(ii)	The installments payable under (i), above, shall be calculated by determining the Actuarial Equivalent of the individual’s remaining benefit, which shall be converted to a lump sum and paid to such individual in five equal annual installments, including amortized interest.
(c)	BEGIN PAYMENTS AFTER THE WIND DOWN DATE. Any individual who has not received payments of Plan benefits as of the Wind Down Date will be paid all benefits accrued and vested under the Plan in accordance with this subsection (c).
(i)	The individual’s vested accrued benefit shall be distributed in five equal annual installments payable on the date (the

‘First Installment Date’) (or as soon as administratively practicable thereafter) that is the latest of (x) the January 1 concurrent with or next following the date the individual’s accrued benefit becomes fully vested, (y) the January 1 concurrent with or next following his 60th birthday or, (z) January 1, 2008, and on the first four anniversaries of the First Installment Date (or as soon as administratively practicable thereafter). The amount of each installment shall be determined as of the First Installment Date by converting the individual’s accrued benefit as of such date into its lump sum Actuarial Equivalent, and then converting such lump sum into five equal annual installments, including amortized interest to reflect the timing of such installments, at the rate used to determine the individual’s lump sum Actuarial Equivalent.
(ii)	Except for the Cash Portion of an installment as defined in subsection (iv) of this Section 27(c) or as otherwise provided in this subsection (ii), each installment payment shall consist of the in-kind distribution of an annuity contract of which the individual shall be the sole owner as of the date of distribution and with respect to which as of such date the individual shall have all rights of ownership. Notwithstanding the foregoing, in lieu of the purchase of a new annuity contract, the distribution of any installment after the first installment may, at Lear’s option, take the form of the purchase of an additional annuity amount under the annuity contract that was distributed as the first installment. Furthermore, in the case of any installment payable in any year following the year in which the individual terminates employment with Lear, such installment payment shall be made in cash to the individual.
(iii)	The in-kind distribution of an installment as described in subsection (ii) of this Section 27(c) shall fully discharge Lear’s obligations with respect to such installment. In no circumstance shall Lear have any responsibility for, be considered a fiduciary in connection with, or have any liability to the individual or any third party with respect to, any annuity contract (or other investment product) distributed or purchased pursuant to this Section 27(c). Lear shall not have any liability regarding the selection of the annuity (or other investment product) provider or the terms of the annuity contract (or other investment product).
(iv)	Each installment shall be subject to applicable tax withholding. The ‘Cash Portion’ of each installment of an in-kind distribution of an annuity contract shall consist of (i) the amount of such tax withholding, which Lear shall remit to the appropriate tax authorities, and (ii) an amount determined by Lear’s Senior Vice President, Human Resources and Vice President, Tax, which shall be paid directly to the individual for the purpose of enabling him to pay applicable taxes in excess of the amount withheld.
(v)	In the case of an individual whose First Installment Date occurs on or after his 61st birthday, in lieu of the installment payment stream described in subsection (i) of this Section 27(c) the individual shall be subject to the following:
(A)	The individual shall receive on the First Installment Date an amount equal to the Applicable Multiplier times the Installment Amount. The individual shall receive on each anniversary of the First Installment Date occurring on or before his 65th birthday an amount equal to one times the Installment Amount.

(B)	For purposes hereof, the “Applicable Multiplier” means five minus the number of anniversaries of the First Installment Date occurring on or before the individual’s 65th birthday. The “Installment Amount” means the amount such that the present value of the payment stream described in the preceding clause (A) is equal to the lump-sum Actuarial Equivalent of the individual’s accrued benefit as of the First Installment Date, such present value being calculated using the same interest rate as is used in calculating the Actuarial Equivalent.
(vi)	Annuity payments from any annuity contract purchased in accordance with the foregoing will be made according to the terms of such contract and/or a separate agreement with the individual, each of which shall be subject to such terms as Lear shall determine in its sole discretion including, without limitation, a provision that no distributions will be made thereunder prior to the individual’s termination of employment with Lear and its affiliates; provided, however, that such annuity contract must allow the individual the ability to elect to receive all amounts due thereunder upon the attainment of age 65 (or if later, termination of employment with Lear and its affiliates).

Lear may, in its sole discretion, substitute an investment product in lieu of an annuity contract and permit transfers from one investment product or annuity contract to another investment product or annuity contract. Any annuity contract (or investment product) purchased in accordance with the foregoing will be issued by an insurance company or financial institution with a rating by A.M. Best of A+ or better (or a comparable rating from a comparable service).

(vii)	Notwithstanding the foregoing, and in lieu of any annuity contract described above, any individual who was otherwise eligible for a lump sum distribution under the Plan without the consent of the Committee and notifies the Committee in writing prior to January 1, 2008 of his retirement in 2008 shall receive his accrued benefits in a lump sum payable upon the later of (A) the date that is six months after the date of such notice and (B) the business day following the date of retirement specified in such notice.
(d)	ACTUARIAL EQUIVALENT. For purposes of this Section 27, ‘Actuarial Equivalent’ shall be determined in accordance with the terms of the Qualified Pension Plan as in effect at the time for which it is calculated, or in accordance with the terms of the Qualified Pension Plan as in effect as of the Wind Down Date, whichever produces the greater lump sum value. Effective January 1, 2013, the ‘Actuarial Equivalent’ shall be determined in accordance with the terms of the Qualified Pension Plan as in effect at the time for which it is calculated.

(e)	DEATH. If any vested individual dies before his entire benefit is paid to him, his beneficiary shall receive payments in the time, form and amount that the individual would have received such payments, had he survived.

(f)	INTERPRETATION. Lear’s Senior Vice President — Human Resources is authorized to make such amendments to and interpretations under the Plan as necessary and appropriate to comply with applicable law, including but not limited to Section 409A of the Internal Revenue Code of 1986, as amended.

IN WITNESS WHEREOF, this Amendment to the Plan is adopted on the 18th day of December, 2007.
LEAR CORPORATION

By:	/s/ Roger Alan Jackson Roger Alan Jackson Senior Vice President — Human Resources